Exhibit 99.1
    News Release

Lockheed Martin Elects Vincent R. Stewart to Board of Directors

BETHESDA, Md., July 12, 2022 – Lockheed Martin Corporation [NYSE: LMT] today announced its board of directors has elected retired Marine Lt. Gen. Vincent R. Stewart to the board, effective July 15.

“As we continue our efforts to transform and advance 21st Century Security technologies, Lt. Gen. Stewart’s deep understanding of cyberspace operations will be a valuable asset to Lockheed Martin,” said Lockheed Martin Chairman, President and CEO James Taiclet. “I welcome Lt. Gen. Stewart to the board and look forward to working with him to deliver connected, resilient Joint All Domain Operations solutions to our customers.”

Stewart retired from the U.S. Marine Corps in 2019 after more than 38 years of active commissioned service to the nation. He most recently served as deputy commander, U.S. Cyber Command, where he planned and organized the Department of Defense’s efforts to secure the nation’s critical infrastructure and key resources against malicious cyber threats. Before that, Stewart was the director of the Defense Intelligence Agency (DIA), where he served as the principal advisor to the secretary of defense and the chairman of the Joint Chiefs of Staff on military intelligence-related matters. He is the first African American, first Jamaican American and first Marine to hold the position of director of DIA.

Stewart currently serves as a non-executive board member of Ankura, a global business advisory and expert consulting company, where he served as chief inclusion and innovation officer from November 2021 until June 2022, and chief innovation and business intelligence officer from August 2020 until November 2021. In addition, he serves on the board of directors of KBR, Inc., a company that provides science, technology and engineering solutions to governments and companies; and American Public Education, Inc., a leading educator of active-duty and military students.

The board determined that Stewart is an “independent director” in accordance with the New York Stock Exchange listing standards, the rules and regulations of the Securities and Exchange Commission, and the corporation's corporate governance guidelines. Stewart will serve on the Classified Business and Security Committee.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

Please follow @LMNews on Twitter for the latest announcements and news across the corporation.
# # #

Media Contact:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com